UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 30, 2011

BLYTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-13026 (Commission File Number)	36-2984916 (IRS Employer Identification No.)

One East Weaver Street, Greenwich, Connecticut 06831
(Address of Principal Executive Offices)      (Zip Code)

Registrant’s Telephone Number, including Area Code (203) 661-1926

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐ Written communications pursuant to Rule 425 under the Securities Act

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Effective as of the close of business on December 30, 2011 (the “Separation Date”), Anne M. Butler resigned as our vice president and president of PartyLite Worldwide.  In connection with her resignation as an executive officer, Ms. Butler will receive payments aggregating approximately $1,360,000; immediate vesting of all unvested restricted stock units and performance based cash awards; and certain other benefits, all of which she is entitled to under her Retention and Severance Agreement with us as described in the section captioned “Executive Compensation – Retention and Severance Agreements” of our definitive proxy statement for the 2011 Annual Meeting of Stockholders.  Ms. Butler will continue as an employee through January 16, 2012 and will receive compensation during this period on the same basis as prior to the Separation Date.  In consideration of the foregoing, Ms. Butler will be subject to the covenants set forth in the aforementioned retention and severance agreement and has signed a General Release.  Robert Goergen, Sr., our Chairman of the Board and Chief Executive Officer, will oversee the process for the selection of a successor for the President of PartyLite.  An executive search firm has been retained to conduct the search.

(c)           Robert B. Goergen, Jr., has, effective December 31, 2011, been named President, Direct Selling Group and President, PartyLite Worldwide and will assume the duties previously performed by Ms. Butler during our search for and until the appointment of his successor.  As President, Direct Selling Group, Mr. Goergen, Jr. will receive a base salary of $500,000, an annual performance-based bonus at target of 75% of his base salary (or $375,000 at target) and an annual performance-based Long-Term Incentive Plan target of 85% of his base salary (or $425,000 at target).

Robert B. Goergen, Sr. will assume direct responsibility for our Multi-Channel Group during Mr. Goergen, Jr.’s tenure as President, PartyLite Worldwide.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

10.1           Separation Agreement and Release dated December 30, 2011 between Anne M. Butler and Blyth, Inc.

10.2           General Release dated December 30, 2011 from Anne M. Butler

99.1           Press Release dated January 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLYTH, INC.

Date: January 6, 2012	By: /s/ Michael S. Novins
Name: Michael S. Novins Title: Vice President and General Counsel